Exhibit 10.1

Total Shareholder Return Performance Share Grant Agreement

2009 McDermott International, Inc. Long-Term Incentive Plan

On March 5, 2012 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (“McDermott” or the “Company”) selected you to receive a grant of performance shares (“Performance Shares”) under the 2009 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Total Shareholder Return Performance Share Grant Agreement (this “Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, estate or personal representatives. The term “Company,” as used in this Agreement with reference to employment or service, shall include subsidiaries of McDermott. Whenever the words “you” or “your” are used in any provision of this Agreement, under circumstances where the provision should logically be construed to apply to any beneficiary, estate, or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate. This Agreement shall be subject to the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference.

Performance Shares

Performance Shares Award. You have been awarded an initial grant of Performance Shares (the “Initial Performance Shares”) shown on the Notice of Grant dated March 5, 2012, which notice is incorporated herein by reference. This grant represents a right to receive shares of common stock of the Company, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied. No shares of common stock are awarded or issued to you on the Date of Grant.

Vesting Requirements. Except as provided below, the Initial Performance Shares do not provide you with any rights or interest therein until they become vested, if at all, on the third, fourth and/or fifth anniversary of the Date of Grant (each, a “Vesting Date”), provided you are then still employed by the Company.

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Reduction in Force. In the event you terminate employment prior to the fifth anniversary of the Date of Grant due to a “Reduction in Force,” then: 25% of the Initial Performance Shares will vest on the third, fourth and/or fifth anniversary of the Date of Grant, provided your termination date is on or after the first anniversary of the Date of Grant; or 50% of the Initial Performance Shares will vest on the third, fourth and/or fifth anniversary of the Date of Grant, provided your termination date is on or after the second anniversary of the Date of Grant; or 75% of the Initial Performance Shares will vest on the fourth and fifth anniversary of the Date of Grant, provided your termination date is after the third anniversary of the Date of Grant. The number of Performance Shares that will vest pursuant to the preceding sentence will be determined by multiplying (a) the total number of Performance Shares that would have vested, if any, based on actual performance had you remained employed with the Company until the third, fourth and fifth anniversary of the Date of Grant, as determined in accordance with the schedule set forth under “Relative Total Shareholder Return” below by (b) the applicable percentage from the preceding sentence.

For this purpose, the term “Reduction in Force” means an involuntary termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

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Death or Disability. Prior to the fifth anniversary of the Date of Grant, 100% of the Initial Performance Shares shall vest on the third, fourth and/or fifth anniversary of the Date of Grant in the event of the prior occurrence of either (1) the termination of your employment with the Company due to death or (2) your disability (as defined in the Plan), in each case subject to achievement of the applicable performance measures for vesting. The number of Performance Shares that will vest pursuant to the preceding sentence will be the total number of Performance Shares that would have vested, if any, based on actual performance had you remained employed with the Company until the third, fourth and/or fifth anniversary of the Date of Grant, as determined in accordance with the schedule set forth under “Relative Total Shareholder Return” below.

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Change in Control. If a Change in Control (as defined in the Plan) of the Company occurs, the number of Performance Shares that shall immediately vest on the date such Change in Control occurs shall be the greater of (i) 100% of the Initial Performance Shares or (ii) the vested percentage of Initial Performance Shares determined in accordance with the schedule set forth under “Relative Total Shareholder Return” below, with a Vesting Date as of the date such Change in Control occurs and based on the TSR Percentile Rank determined as of the date the Change in Control occurs. Shares shall be distributed as soon as administratively practicable after the date of the Change in Control, but in any event no later than 30 days following the date of the Change in Control.

Forfeiture of Performance Shares. Except as provided above, Performance Shares which are not vested as of the date of your termination of employment with the Company shall, coincident therewith, terminate and be of no further force or effect.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all Performance Shares and all rights or benefits awarded to you under this Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Number of Performance Shares. Except as otherwise provided above, the number of Performance Shares of your Initial Performance Shares in which you will vest, if any, shall be determined based on the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Company’s Peer Group (as identified in Exhibit B to this Agreement), over the Measurement Period as illustrated in the schedule set forth below. The “Measurement Period” means the period beginning on January 1, 2012 and ending on December 31, 2016. The maximum number of Performance Shares in which you can vest in any event is 200% of your Initial Performance Shares.

Relative Total Shareholder Return

The term “Total Shareholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and the common stock of each company in the Peer Group for such Measurement Period if:

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$100 were invested in the common stock of each such company at the beginning of such Measurement Period based on the average closing price of such common stock for the last twenty (20) trading days occurring on or before December 31, 2011;

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All dividends declared with respect to a particular common stock during such Measurement Period are reinvested in such common stock as of the payment date for such dividends (using the closing price of such common stock on such payment date); and

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The valuation of such common stock at the end of such Measurement Period is based on the average closing price for the last twenty (20) trading days occurring on or before the last day of such Measurement Period.

Following the calculation of Total Shareholder Return, the Committee or its designee shall determine the Company’s percentile rank (the “TSR Percentile Rank”) based on the Total Shareholder Return of the Company and each such other company for such Measurement Period in accordance with the formula set forth below:

TSR Percentile Rank =	(	a+(n–b))	/ n * 100%
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Where:	a = number of companies in the Peer Group with Total Shareholder Return less than McDermott

                  b = number of companies in the Peer Group with Total Shareholder Return greater than McDermott

                  n = total number of companies in the Peer Group (not including McDermott)

The Committee may adjust the composition of the Peer Group in consideration of extraordinary corporate events affecting individual companies in the Peer Group, such as mergers, acquisitions, insolvencies, dissolutions or similar events.

Vested percentages between the amounts shown will be calculated by linear interpolation.

Measurement Period	TSR Percentile Rank	Vested Percentage of Initial Performance Shares
36 Months Ending December 31, 2014 (the “Initial Measurement Date”)	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	150% 150% 100% 50% 0%
48 Months Ending December 31, 2015 (a “Subsequent Measurement Date”)	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*
60 Months Ending December 31, 2016 (a “Subsequent Measurement Date”)	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*

*	Less any amounts earned through the Initial Measurement Date or, as applicable, the Subsequent Measurement Date.

You may earn up to a maximum of 150% of your Initial Performance Shares based on performance through the Initial Measurement Date. You may earn up to a maximum of 200% of your Initial Performance Shares based on performance through each of the two Subsequent Measurement Dates, less any amount previously earned. Subject to the possible application of the Company’s Clawback Policy, you will not be required to return any portion of the Initial Performance Shares earned and paid based on performance through the Subsequent Measurement Dates.

Payment of Performance Shares. Except as otherwise provided above in the section entitled “Vesting Requirements — Change in Control,” you (or your estate or beneficiaries, if applicable) will receive one share of common stock of the Company for each Performance Share that vests. Shares shall be distributed as soon as administratively practicable after the Vesting Date, but in any event no later than 30 days after the applicable Vesting Date or the date a Change in Control occurs.

Taxes

You will realize income in connection with this grant of Performance Shares in accordance with the tax laws of the jurisdictions applicable to you.

By acceptance of this Agreement, you agree that any amount which the Company is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this Agreement will be satisfied by withholding whole shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method referred to above, you are liable to the Company for the amount of income tax which the Company is required to withhold in connection with the income realized by you in connection with this Agreement and you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you if the withholding method referred to above is not utilized or does not completely cover such required tax withholding.

Transferability

Performance Shares granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dennis Edge and Kim Wolford immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two (2) business day deadline.

If you are currently subject to these requirements, you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

This award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.

Exhibit A

POLICY & PROCEDURE NO. 1405-003 ----- EFFECTIVE DATE: 03/01/11

SUBJECT:	Clawback Policy

AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as “the Company”)

PURPOSE:	To comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or any other “clawback” provision required by law or the New York Stock Exchange.

GENERAL:	On July 21, 2010, the Dodd-Frank Act was signed into law, which requires the Securities and Exchange Commission to issue final rules which require issuers to develop and implement a policy providing for the “clawback” of certain compensation. This policy expresses the Company’s intent to comply with the Dodd-Frank Act or any other “clawback” provision required by applicable law or regulation.

POLICY:	The Company shall seek to recover any incentive-based award granted to any executive officer of the Company as required by the provisions of the Dodd-Frank Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

The Company may amend this policy at any time as necessary.

Interpretation Contact for the above policy is the Senior Vice President, Chief Administration Officer and Senior Vice President, General Counsel and Corporate Secretary.

Exhibit B

Peer Group:

•	Baker Hughes Incorporated

•	Cal Dive International, Inc.

•	Cameron International Corporation

•	Chicago Bridge & Iron Company N.V.

•	Dresser-Rand Group, Inc.

•	Foster Wheeler AG

•	FMC Technologies, Inc.

•	Halliburton Company

•	Helix Energy Solutions Group, Inc.

•	Jacobs Engineering Group, Inc.

•	KBR, Inc.

•	National Oilwell Varco, Inc.

•	Noble Corporation

•	Oceaneering International, Inc.

•	Oil States International, Inc.

•	The Shaw Group Inc.

•	Tidewater Inc.

Provided that each company included in the Peer Group has had its primary common equity security continuously listed or traded on a national securities exchange throughout the relevant Measurement Period.